SIXTH AMENDMENT TO
                              AMENDED AND RESTATED
                            EWP BRIDGE LOAN AGREEMENT

     This SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is made and entered into as of September 30, 2003 between KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("Keystone"), and the lenders listed in Annex I hereto (individually a "Lender" and collectively, the "Lenders").

                                    Recitals

     A. Keystone and the Lenders have entered into that certain Amended and Restated EWP Bridge Loan Agreement dated as of November 21, 2001, as amended by the First Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of March 18, 2002 between Keystone and the Lenders, the Second Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of December 31, 2002 between Keystone and the Lenders, the Third Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of June 30, 2003 between Keystone and the Lenders, the Fourth Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of July 31, 2003 between Keystone and the Lenders and as further amended by the Fifth Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of August 27, 2003 between Keystone and the Lenders (collectively, the "Loan Agreement").

     B. Keystone and the Lenders wish to amend the Loan Agreement as provided herein.

     C. Capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Loan Agreement.

                                    Agreement

     In consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows.

     Section 1. Amendment to Loan Agreement. Section 3.3 of the Loan Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

          3.3. Maturity Date. Unless the same shall become due earlier as a result of acceleration of the maturity, the Loans shall mature on October 31, 2003 (the "Maturity Date"), at which time the outstanding principal balance of the Loans and all accrued and unpaid interest and commitment fees shall become due and payable.

     Section 2. Effect on Loan Agreement and Notes. Upon the effectiveness of this Amendment, all Notes outstanding immediately prior to such effectiveness shall be deemed amended as necessary or appropriate to reflect the terms and conditions set forth in the Loan Agreement as modified by this Amendment, and in the event of a conflict between any term or condition of such Notes and the Loan Agreement as so modified, the Loan Agreement as so modified shall control, notwithstanding any provision of such Notes or the Loan Agreement to the contrary. Except as modified by this Amendment, the Loan Agreement and such Notes are in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

     Section 4. Headings. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     Section 5. Counterparts; Facsimile. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment when executed may be validly delivered by facsimile or other electronic transmission.

     Section 6. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  [Remainder of page intentionally left blank.
                            Signature page follows.]

     The parties hereto have caused this Amendment to be executed by the undersigned thereunto duly authorized as of the date first written above.

                                    KEYSTONE:

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.




                                 By:
                                     ------------------------------------------
                                     Bert  E.  Downing,   Jr.,
                                     Vice   President,   Chief
                                     Financial   Officer,
                                     Corporate   Controller   and Treasurer




                                  THE LENDERS:

                                EWP FINANCIAL LLC




                                 By:
                                     ------------------------------------------
                                     Bobby D. O'Brien
                                     Vice  President,
                                     Chief Financial Officer and Treasurer

                                                      ANNEX I



                                                                                                  % of Total
       Name of Lender                 Address of Lender               Commitment                   Commitment

EWP Financial LLC               Three Lincoln Centre                   $6,000,000                     100%
                                5430 LBJ Freeway
                                Suite 1700
                                Dallas, Texas   75240


Total Commitment Amount:................................               $6,000,000